AMENDMENT NO. 3 TO CONFIDENTIALITY AGREEMENT
This Amendment No. 3 to Confidentiality Agreement (this "Amendment") is executed on December 10, 2014 (the "Amendment Date"), by and between HF Financial Corp., a Delaware corporation (along with affiliates, the "Company") and Jacobs Asset Management, L.L.C. (the "Recipient" or "JAM").
RECITALS

The Company and JAM are parties to that certain Confidentiality Agreement dated as of July 30, 2012, as amended pursuant to an Amendment to Confidentiality Agreement, dated January 31, 2013 and an Amendment No. 2 to Confidentiality Agreement, dated December 17, 2013 (collectively, the "Agreement"). HFFC and JAM desire to amend the Agreement as set forth below.
AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows.
1.Extension of Term. Sections 4.1 is hereby deleted in its entirety and amended as follows:
Section 4.1    Term. Except as set forth in Article II, this Agreement shall terminate upon the earlier of (i) the Company's 2015 Annual Meeting of Shareholders or (ii) the Company's receipt of the notice required under the Company's bylaws from JAM or its affiliates required to nominate a director for election at a meeting of the Company's shareholders.
2.    Entire Agreement. This Amendment supersedes all oral negotiations and prior and contemporaneous writings with respect to the subject matter hereof and is intended by the parties as the final, complete and exclusive expression of the terms and conditions agreed to by the parties. Except as expressly modified by this Amendment, the Agreement remains unchanged and in full force and effect.
3.    Authority. Each person signing this Amendment represents and warrants that such person is duly authorized to sign this Amendment on behalf of the party for whom he or she signs without any further act or authorization and that he or she has the authority to bind such party to this Amendment.
IN WITNESS WHEREOF, the parties, by and through their respective duly authorized representatives, have executed this Amendment effective as of the Amendment Date.

HF FINANCIAL CORP.	JACOBS ASSET MANAGEMENT, L.L.C.
By: /s/ Michael Vekich Printed Name: Michael Vekich Title: Chairman	By: /s/ Sy Jacobs Printed Name: Sy Jacobs Title: Managing Member